Exhibit 3.2

THE COMPANIES Act (As revised)

of the cayman islands

company limited by shares

FOURTH Amended and Restated MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

pomdoctor limited

(Adopted by Special Resolution passed on February 18, 2025)

THE COMPANIES Act (as revised)

of the cayman islands

company limIted by shares

FOURTH Amended and Restated MEMORANDUM OF ASSOCIATION

of

POMDOCTOR LIMITED

(Adopted by Special Resolution passed on February 18, 2025)

1.	The name of the Company is POMDOCTOR LIMITED.

2.	The registered office of the Company shall be at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

5.	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising of (i) 450,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 2,042,042 Class B ordinary shares of a par value of US$0.0001 each, and (iii) 47,957,958 shares of a par value of US$0.0001 each of such Class or Classes (however designated) as the Board may determine in accordance with articles 3.1 and 3.2 of the Articles of Association of the Company.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

i

THE COMPANIES Act (As Revised)

of the cayman islands

company limited by shares

FOURTH Amended and Restated ARTICLES OF ASSOCIATION

of

POMDOCTOR LIMITED

(Adopted by Special Resolution passed on February 18, 2025)

1.	INTERPRETATION

1.1	In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

ADS: means American depository shares of the Company representing Class A Ordinary Share(s).

Affiliate: means, with respect to a Person, any other Person that, directly or indirectly (including through one or more intermediaries), Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural person, shall include such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such entity. The term Affiliated has meaning correlative to the foregoing.

Articles: means these articles of association of the Company.

Audit Committee: means the audit committee of the Board established pursuant to these Articles, if any.

Auditor: means the Person for the time being performing the duties of auditor of the Company (if any).

Board: means the board of Directors of the Company.

Branch Register: means any branch Register of such category or categories of Members as the Company may from time to time determine.

Chairman: means the chairman of the Board.

Class or Classes: means any class or classes of Shares as may from time to time be issued by the Company.

Class A Ordinary Share: means a Class A ordinary share of par value US$0.0001 in the share capital of the Company having the rights, benefits and privileges set out in these Articles.

Class B Ordinary Share: means a Class B ordinary share of par value US$0.0001 in the share capital of the Company having the rights, benefits and privileges set out in these Articles.

Class B Ordinary Shareholder: means a holder of Class B Ordinary Shares.

Communication Facilities: means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other.

Company: means the above-named company .

Company’s Website: means the website of the Company and/or its web-address or domain name (if any).

Compensation Committee: means the compensation committee of the Board established pursuant to these Articles, if any.

Control: means with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such Person. The terms Controlled and Controlling have meanings correlative to the foregoing.

Designated Stock Exchange: means any national securities exchange or automated system on which the Company’s Shares or ADS are listed for trading, including the NASDAQ Stock Market.

Designated Stock Exchange Rules: means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any of the Company’s Shares or ADS on the Designated Stock Exchange.

Directors: means the directors of the Company for the time being.

electronic communication: means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors.

Electronic Record: has the same meaning as in the Electronic Transactions Act.

Electronic Transactions Act: means the Electronic Transactions Act (As Revised) of the Cayman Islands.

Founders: means Zhenyang SHI (石振洋) and Li XU (徐莉), and a Founder means any of the foregoing.

Indemnified Person: has the meaning ascribed to such term in Article 47.1.

IPO: means the Company’s initial public offering of securities.

Memorandum: means the memorandum of association of the Company.

Nominating and Corporate Governance Committee: means the nominating and corporate governance committee of the Board established pursuant to these Articles, if any.

Ordinary Resolution: means a resolution:

(a)	passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Ordinary Shares: means collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

paid up: means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

Permitted Holder: means with respect to the Class B Ordinary Shares, any or all of the following: (a) any Founder, (b) any Founder’s personal holding company, and (c) any trust or any other entity (including corporations, companies, limited liability companies) established for bona fide estate planning purposes for the benefits of or on behalf of each Immediate Family Member of any Founder. For the purposes of this definition “immediate family member” means such Founder’s spouse (including former spouses), parents, lineal descendants, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption (but only if the adopted individual was adopted prior to attaining the age of 18).

Person: means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

present: means in respect of any Person, such Person’s presence at a general meeting of the Company (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural person, its duly authorised representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being (a) physically present at the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities.

Principal Register: where the Company has established one or more Branch Registers pursuant to the Statute and these Articles, means the Register maintained by the Company pursuant to the Statute and these Articles that is not designated by the Directors as a Branch Register.

Register: means the register of Members of the Company required to be kept pursuant to the Statute and includes any Branch Register(s) established by the Company in accordance with the Statute.

Registered Office: means the registered office for the time being of the Company as required by the Statute.

Seal: means the common seal of the Company (if adopted) and includes every duplicate seal.

SEC: means the United States Securities and Exchange Commission.

Secretary: means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

Share: means a share in the capital of the Company and includes a fraction of a share. All references to Shares herein shall be deemed to be Shares of any or all Classes as the context may require.

Share Premium Account: means the share premium account established in accordance with these Articles and the Statute.

Shareholder or Member: means a Person who is registered as the holder of one or more Shares in the Register and includes each subscriber to the Memorandum pending entry in the Register of such subscriber.

signed: means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

Special Resolution: means a resolution that is described as such in its terms:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Statute: means the Companies Act (As Revised) of the Cayman Islands.

Treasury Share: means a Share held in the name of the Company as a treasury share in accordance with the Statute.

US Exchange Act: means the Exchange Act of 1934 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

US Securities Act: means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

Virtual Meeting: means any general meeting of the Company (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities.

1.2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations and any other legal or natural persons;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing these Articles;

(j)	any reference in the Memorandum and Articles to any party or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(k)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(l)	any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(m)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(n)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)	the term “holder” in relation to a Share means a Person whose name is entered in the Register as the holder of such Share;

(p)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(q)	reference to a dollar or dollars or USD or US$ or $ and to a cent or cents is reference to dollars and cents of the United States of America.

2.	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	ISSUE OF SHARES

3.1	Subject to these Articles (including Article 3.3), and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such Persons, in such manner, as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue ADS, warrants, convertible securities or securities of similar nature with respect thereto, to such Persons, in such manner, as they may from time to time determine;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

3.2	The Directors may provide, out of the unissued Shares (other than unissued Ordinary Shares), for series of preference shares in their absolute discretion and without approval of the existing Members. Before any preference shares of any such series are issued, the Directors shall fix, by resolution or resolutions of the Board, the following provisions of such series, if applicable:

(a)	the designation of such series and the number of preference shares to constitute such series;

(b)	whether the preference shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preference shares;

(d)	whether the preference shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	the amount or amounts payable upon preference shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)	whether the preference shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preference shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)	whether the preference shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preference shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preference shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preference shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preference shares of such series or Shares of any other Class or any other series of preference shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing, the voting powers of any series of preference shares may include the right, in the circumstances specified in the resolution or resolutions of the Board providing for the issuance of such preference shares, to elect one or more Directors who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions of the Board providing for the issuance of such preference shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 3.2 may be greater than or less than those of any other Director or class of Directors. The powers, preferences and relative, participating, optional and other special rights of each series of preference shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preference shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

3.3	The Directors shall not issue any Class B Ordinary Shares or securities representing, convertible into or exchangeable for Class B Ordinary Shares, other than to Permitted Holders.

3.4	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

3.5	The Company shall not issue Shares to bearer.

3.6	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same class is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

4.	Rights and Restrictions Attaching to Ordinary Shares

4.1	With the exception that the holders of the Class A Ordinary Shares and Class B Ordinary Shares shall have the voting rights referred to in Articles 4.2 and 4.3, respectively, and the holder of a Class B Ordinary Share shall have the conversion rights referred to in Article 4.4 and except as otherwise provided in these Articles or required by law, the Class A Ordinary Shares and Class B Ordinary Shares have the same rights and powers, shall at all times vote together as one class on all matters submitted to Shareholders’ vote, and rank equally (including as to dividends and distributions, and upon the occurrence of any liquidation or winding up of the Company), share rateably and are identical in all respects and as to all matters.

4.2	Voting rights attaching to Class A Ordinary Shares: Except as otherwise provided in these Articles, the holders of Class A Ordinary Shares shall have the right to receive notice of and attend and vote and speak at any general meeting of the Company and shall be entitled to vote on any shareholder resolution of the Company. Each holder of Class A Ordinary Shares, present at such meeting in person or by proxy or by representative, shall be entitled (a) on a show of hands, to one (1) vote and (b) on a poll, to one (1) vote for each Class A Ordinary Share held by him.

4.3	Voting rights attaching to Class B Ordinary Shares: Except as otherwise provided in these Articles, the holders of Class B Ordinary Shares shall have the right to receive notice of and attend and vote and speak at any general meeting of the Company and shall be entitled to vote on any shareholder resolution of the Company. Each holder of Class B Ordinary Shares, present at such meeting in person or by proxy or by representative, shall be entitled (a) on a show of hands, to one (1) vote and (b) on a poll, to twenty (20) votes for each Class B Ordinary Share held by him.

4.4	Optional and Automatic Conversion of Class B Ordinary Shares:

(a)	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions occurring after the closing date of the IPO) at any time at the option of the holder thereof. In no event shall any Class A Ordinary Share be convertible into any Class B Ordinary Shares.

(b)	Any number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(1)	Any direct or indirect sale, transfer, assignment, or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any Person that is not a Permitted Holder. For the avoidance of doubt, (i) the creation of any pledge, charge, encumbrance, or other third party right of whatever description on any Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment, or disposition under this Article 4.4(b)(1) unless and until any such pledge, charge, encumbrance, or other third party right is enforced and results in a third party that is not a Permitted Holder holding directly or indirectly legal or beneficial ownership or voting power through voting proxy or otherwise to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares, and (ii) the issue of a voting proxy in favour of the Company or person(s) nominated by the Company in connection with a general meeting of the Company shall not be deemed as a sale, transfer, assignment, or disposition under this Article 4.4(b)(1);

(2)	The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not a Permitted Holder. For the avoidance of doubt, the creation of any pledge, charge, encumbrance, or other third party right of whatever description on the issued and outstanding voting securities or the assets of a holder of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment, or disposition under this Article 4.4(b)(2) unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party that is not a Permitted Holder holding directly or indirectly legal or beneficial ownership or voting power through voting proxy or otherwise to the related issued and outstanding voting securities or the assets; or

(3)	Notwithstanding the foregoing, if a Person who is not a Permitted Holder becomes a holder of Class B Ordinary Shares by will or intestacy, then the Class B Ordinary Shares transferred to such holder by will or intestacy shall be automatically converted into the same number of Class A Ordinary Shares.

(c)	No Class B Ordinary Shares shall be issued by the Company after conversion of all Class B Ordinary Shares into Class A Ordinary Shares.

(d)	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of either: (i) the re-designation and re-classification of each relevant Class B Ordinary Share as a Class A Ordinary Share, such conversion to become effective forthwith upon entries being made in the Register to record the re-designation and re-classification of the relevant Class B Ordinary Shares as Class A Ordinary Shares; or (ii) the compulsory redemption without notice of Class B Ordinary Shares of any Class B Ordinary Shareholder and, on behalf of such Shareholder, automatic application of such redemption proceeds in paying for such new Class A Ordinary Shares into which the Class B Ordinary Shares have been converted or exchanged at a price per Class B Ordinary Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Ordinary Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Ordinary Shares to be issued on an exchange or conversion shall be registered in the name of such Shareholder or in such name as the Shareholder may direct in the Register.

(e)	The Company shall at all times reserve and keep available out of its authorised but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Class B Ordinary Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares; and if at any time the number of authorised but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then-outstanding Class B Ordinary Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Class A Ordinary Shares to such numbers of Shares as shall be sufficient for such purpose.

5.	Register of MEMBERS

5.1	The Company shall maintain or cause to be maintained the Register in accordance with the Statute at such place or (subject to compliance with the Statute and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Registered Office.

5.2	The Directors may determine that the Company shall maintain one or more Branch Registers as well as the Principal Register in accordance with the Statute, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Statute.

5.3	Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

6.	Closing of Register of MEMBERS or Fixing Record Date

6.1	For the purpose of determining Shareholders entitled to notice of, tod attend or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, the Directors may, by any means in accordance with the requirements of the Designated Stock Exchange Rules, provide that the Register shall be closed for transfers for a stated period which shall not in any case exceed thirty (30) days in any calendar year. If the Register shall be closed for the purpose of determining Shareholders entitled to notice of, to attend or to vote at, a meeting of Shareholders the Register shall be closed for at least ten (10) days immediately preceding the meeting.

6.2	In lieu of, or apart from, closing the Register, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, to attend or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose.

6.3	If the Register is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, to attend or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to notice of, to attend or to vote at any meeting of Shareholders has been made as provided in this Article 6, such determination shall apply to any adjournment thereof.

7.	Certificates for Shares

7.1	A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2	Every share certificate of the Company shall bear legends required under the applicable laws, including the US Securities Act.

7.3	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.4	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.5	Every share certificate sent in accordance with these Articles will be sent at the risk of the Shareholder or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, the Designated Stock Exchange Rules and applicable law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Shareholder and/or the Company on such terms and in such manner as may be determined, before the issuance of such Shares, by the Directors or by the Shareholders by Special Resolution; and

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner agreed with the relevant Shareholder as have been approved by the Directors or by the Shareholders by Ordinary Resolution.

8.2	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.3	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

8.4	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

8.5	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

8.6	Subject to the Statute, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

9.	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

9.3	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

9.4	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Statute, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

10.	Variation of Share Rights

10.1	If at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that Class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that any holder of Shares of the Class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate Class meeting, the Directors may treat two or more or all the Classes of Shares as forming one Class of Shares if the Directors consider that such Class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation, allotment or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights (including Shares with enhanced or weighted voting rights), any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

11.	Commission on Sales of Shares

The Company may, insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12.	Non-Recognition of Trusts

No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Statute requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

13.	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other Person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to all dividends or any other amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) days after notice has been received or deemed to have been received by the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

13.4	The net proceeds of such sale after payment of costs incurred by the Company, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

14.	Calls on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Directors and the Shareholder paying such amount in advance. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15.	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen (14) days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

15.4	A Person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares and shall surrender to the Company for cancellation the certificate for the forfeited Shares and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16.	Transfer of Shares

16.1	Any Shareholder may transfer all or any of their Shares by an instrument of transfer in the usual or common form in use in the Cayman Islands, in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

16.2	The Directors shall not refuse to register any transfer of a Share which is permitted under these Articles save that the Directors may decline to register any transfer of any Share in the event that any of the following is known by the Directors not to be both applicable and true with respect to such transfer:

(a)	the instrument of transfer is lodged with the Company, or the designated transfer agent or share registrar, accompanied by the certificate for the Shares to which it relates (if any) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one Class of Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the transferred Shares are fully paid up and free of any lien in favour of the Company (it being understood and agreed that all other liens, including pursuant to a bona fide loan or indebtedness transaction, shall be permitted);

(e)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(f)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, is paid to the Company in respect thereof.

16.3	If the Directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

16.4	The registration of transfers may, on ten (10) days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Board may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the Register closed for more than thirty (30) days in any year.

16.5	An instrument of transfer must be executed by or on behalf of the transferor (and if in respect of a nil or partly paid up Share or the Directors so require, signed by the transferee). Such instrument of transfer must be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and the transferor is deemed to remain the holder until the transferee’s name is entered in the Register in respect of the relevant Share. The instrument of transfer must be completed and signed in the exact name or names in which such Shares are registered, indicating any special capacity in which it is being signed with relevant details supplied to the Company.

16.6	All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

17.	Transmission of Shares

17.1	If a Shareholder dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only Persons recognised by the Company as having any title to his Shares. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

17.2	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some Person nominated by him registered as the holder of such Share. If he elects to have another Person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that Person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Shareholder before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be.

17.3	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other case than by transfer) shall be entitled to the same dividends, other distributions and other advantages to which he would be entitled if he were the registered holder of such Share. However, he shall not, before becoming a Shareholder in respect of a Share, be entitled in respect of it to exercise any right conferred by ownership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Shareholder before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

18.	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum, to be divided into Shares of such Classes and amount, as the Ordinary Resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	subdivide its existing Shares, or any of them into Shares of a smaller amount; provided, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(1)	change its name;

(2)	alter or add to these Articles;

(3)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(4)	reduce its share capital or any capital redemption reserve fund.

19.	Offices and Place of Business

The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may, in addition to its Registered Office, establish and maintain such other offices or places of business in such places as the Directors may from time to time determine.

20.	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2	The Company may, but shall not (unless required by the Statute or, for so long as any of the Company’s Shares or ADS are traded on the Designated Stock Exchange, the Designated Stock Exchange Rules) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Chairman or the Directors (acting by resolution of the Board) may, whenever they think fit, call general meetings, and they shall convene a general meeting on the requisition of the Shareholders in accordance with these Articles.

20.4	A Shareholders’ requisition is a requisition in writing of any Shareholder or Shareholders holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding Shares entitled to vote at such general meeting. The Shareholders’ requisition must state the objects of the meeting and must be signed by the requisitionists(s) and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.5	If there are no Directors as at the date of the deposit of the requisition or if the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one (21) day period.

20.6	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.7	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

21.	Notice of General Meetings

21.1	At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 21.1 has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(1)	in the case of an annual general meeting, by all of the Shareholders entitled to attend and vote thereat; and

(2)	in the case of an extraordinary general meeting, by a majority in number of the Shareholders having a right to attend and vote at the meeting, together holding not less than ninety per cent (90%) in par value of the Shares giving that right.

21.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22.	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding Shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding Shares entitled to vote at such general meeting (present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy) shall form a quorum.

22.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Chairman may determine and if at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

22.3	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities will be utilised (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilise such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

22.4	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.5	The Chairman, if any, of the Board shall preside as chairman at every general meeting of the Company. If there is no such Chairman, or if at any general meeting the appointed chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or person nominated by the Directors shall preside as chairman of that meeting, failing which the Shareholders present shall choose any person present to be chairman of that meeting.

22.6	The chairman of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	The chairman of the meeting shall be deemed to be present at the meeting; and

(b)	If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other persons participating in the meeting, then the other Directors present at the meeting shall choose another Director present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is present at the meeting, or if all the Directors present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Board may determine.

22.7	The chairman of the general meeting may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting by Ordinary Resolution); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all Persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8	When a general meeting is adjourned for fourteen (14) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	Save where a Special Resolution or other greater majority is required by the Statute or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

22.10	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, a poll is demanded by the chairman of the general meeting or any one or more Shareholders holding Shares which carry in aggregate not less than ten per cent (10%) of all votes attaching to the Shares present in person or by proxy and entitled to vote at the meeting.

22.11	Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

22.12	The demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

22.13	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. Where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

22.14	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.15	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the general meeting shall not be entitled to a second or casting vote.

23.	Votes of Shareholders

23.1	Subject to any rights and restrictions for the time being attached to any Class or Classes of Shares, holders of Class A Ordinary Shares shall be entitled to the voting rights as set forth in Article 4.2 and holders of Class B Ordinary Shares shall be entitled to the voting rights as set forth in Article 4.3.

23.2	In the case of joint holders of a Share the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register in respect of the Share.

23.3	A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other Person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

23.4	No Person shall be entitled to vote at any general meeting or at any separate meeting of holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article 23.5 shall be referred to the chairman whose decision shall be final and conclusive.

23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Shareholder appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24.	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Shareholder.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote.

24.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25.	Corporate Shareholders

Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any Class of Shareholders, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which he represents as the corporation or other non-natural person could exercise if it were an individual Shareholder.

26.	Clearing Houses

If a clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder, it may authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders of the Company; provided, that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. Each Person so authorised pursuant to this Article 26 shall be deemed to have been duly authorised without further evidence of the facts and shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as if such Person was the registered holder of such Shares held by the clearing house (or its nominee(s)) or depositary (or its nominee(s)).

27.	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28.	Number of Directors

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

29.	PowerS of Directors

29.1	Subject to the provisions of the Statute, the Memorandum, these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall determine by resolution.

29.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4	Subject to the other provisions in the Memorandum and Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

30.	APPOINTMENT AND REMOVAL OF DIRECTORS

30.1	The Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

30.2	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors.

30.3	The office of a Director shall be vacated if:

(a)	if the Director resigns their office by notice in writing to the Company signed by such Director and left at the Registered Office; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director dies or is found to be or becomes of unsound mind; or

(e)	the Director is removed from office by a resolution of the Directors approved by not less than two-thirds of the Detectors then in office;

(f)	the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment; or

(g)	the Director is removed from office pursuant to any other provision of these Articles.

31.	PROCEEDINGS OF DIRECTORS

31.1	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director present in person or represented by his alternate or proxy shall be entitled to one vote. In case of an equality of votes, the chairman of the meeting shall have a second or casting vote.

31.2	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least five days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of these Articles relating to the giving of notices by the Company to the Shareholders shall apply mutatis mutandis.

31.3	A Person may participate in a meeting of the Directors or any committee of Directors by means of Communication Facilities. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office. A Person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

31.5	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles, the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7	The Directors may elect a Chairman and determine the period for which he is to hold office, but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8	Subject to any regulations imposed on it by the Directors, including where the Directors have designated a chairman of the committee, a committee appointed by the Directors may elect a chairman of its meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the committee members present may choose one of their members to be chairman of the meeting.

31.9	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any committee meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

31.10	All acts done by any meeting of the Directors or of a committee of the Directors (including any Person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such Person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.11	Any Director may appoint any individual, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting at which such proxy is to be used, or first used, prior to the commencement of the meeting. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32.	PRESUMPTION OF ASSENT

A Director or alternate Director who is present at a meeting of the Directors or a committee of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

33.	DIRECTORS’ INTERESTS

33.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm, in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director; provided, that nothing herein contained shall authorise a Director or his firm to act as Auditor to the Company.

33.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4	No Person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established.

33.5	Subject to the Designated Stock Exchange Rules and unless disqualified by the chairman of the meeting, a Director (or his alternate Director in his absence) may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration, provided that (a) the nature of the interest of any Director or alternate Director in any such contract or proposed contract or arrangement shall be disclosed by him at or prior to its consideration and any vote thereon if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows he is or has become so interested, either specifically or by way of a general notice, and (b) if the contract or proposed contract or arrangement is with an Affiliate, it has been approved by the Audit Committee.

33.6	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified Person and is to be regarded as interested in any transaction with such Person shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract, proposed contract or arrangement in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34.	MINUTES

34.1	The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all resolutions and proceedings of all meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34.2	Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings took place, or by the chairman of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.

35.	DELEGATION OF DIRECTORS’ POWERS

35.1	The Board may establish and delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee); any committee so formed shall in the exercise of the powers so delegated conform to any conditions that may be imposed on it by the Directors. Subject to any such regulations that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. The Directors may adopt formal written charters for committees. The Directors may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors.

35.2	The Directors may establish any other committees, local boards or agencies or appoint any Person to be a manager or agent for managing the affairs of the Company and may appoint any Person to be a member of such committees, local boards or agencies and such Person need not be a Director or officer of the Company. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions that may be imposed by the Directors, the proceedings of any such committee, local board or agency shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3	The Directors may by power of attorney or otherwise appoint any Person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4	The Directors may by power of attorney or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5	The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, President, Chief Operating Officer, Chief Technology Officer, Chief Financial Officer, one or more Vice Presidents, Managers or Controllers, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by resolution of the Directors. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35.6	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as the Directors may think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by resolution of the Directors.

36.	ALTERNATE DIRECTORS

36.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

36.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors (except where such written resolution of the Directors have been signed by the appointing Director), and generally to perform all the functions of his appointor as a Director in his absence.

36.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

36.4	Any appointment or removal of an alternate Director shall be by notice in writing to the Company signed by the Director making or revoking the appointment and left at the Registered Office or in any other manner approved by the Directors.

36.5	Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

37.	NO MINIMUM SHAREHOLDING

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Shareholder of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

38.	REMUNERATION OF DIRECTORS

38.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any Class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

39.	SEAL

39.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or officer of the Company or other Person appointed by the Directors for the purpose.

39.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3	Notwithstanding the foregoing, a Director, the Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

40.	DIVIDENDS, DISTRIBUTIONS AND RESERVE

40.1	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

40.2	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Statute and these Articles, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

40.3	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

40.4	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.5	Any dividend or distribution may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

40.6	The Directors may resolve that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors. No dividend or distribution shall be made in specie on any Class A Ordinary Shares unless a dividend or distribution in specie in equal proportion is made on the Class B Ordinary Shares.

40.7	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

40.8	No dividend or distribution shall bear interest against the Company.

40.9	Any dividend or other distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Shareholder. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40.10	The Directors may deduct and withhold from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

41.	CAPITALISATION

41.1	Subject to the Statute and any rights and restrictions for the time being attached to any Shares, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(1)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(2)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 41, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(1)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(2)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article 41.

42.	SHARE PREMIUM ACCOUNT

42.1	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

42.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

43.	BOOKS OF ACCOUNT

43.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2	The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

43.3	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except for copies of the Memorandum, these Articles and any Special Resolutions or as otherwise conferred by Statute or authorised by the Directors or by the Company by Ordinary Resolution.

43.4	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law and the Designated Stock Exchange Rules.

43.5	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Statute and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

44.	AUDIT

44.1	Subject to the requirements of applicable law and the Designated Stock Exchange Rules, the accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end will be as set forth in Article 48 and the accounting principles will be determined by the Directors.

44.2	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Company.

45.	NOTICES

45.1	Any notice or document may be served by the Company on any Shareholder:

(a)	personally;

(b)	by post or courier to that Shareholder’s address as appearing in the Register; or

(c)	by cable, telex, facsimile, e-mail or other electronic communication should the Directors deem it appropriate.

45.2	In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

45.3	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic communication, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

45.4	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

45.5	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

45.6	Notice of every general meeting of the Company shall be given in any manner authorised by these Articles to (a) all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them and (b) every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting. No other Person shall be entitled to receive notices of general meetings.

46.	WINDING UP

46.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(1)	if the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them; or

(2)	if the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution, divide amongst the Shareholders in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like approval, shall think fit, but so that no Shareholder shall be compelled to accept any asset upon which there is a liability.

47.	INDEMNITY AND INSURANCE

47.1	Every Director (including for the purposes of this Article 47 any alternate Director appointed pursuant to the provisions of these Articles) and officer of the Company (which for the avoidance of doubt, shall not include Auditors of the Company), together with every former Director and former officer of the Company (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful default or wilful neglect. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful default or wilful neglect of such Indemnified Person. No Person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 47 unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article 47. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3	The Directors on behalf of the Company, shall have the power to purchase and maintain insurance for the benefit of any person who is or was a Director or officer of the Company indemnifying them against any liability which may lawfully be insured against by the Company.

47.4	The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out in this Article 47 will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire.

48.	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49.	TRANSFER BY WAY OF CONTINUATION

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 49, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

50.	MERGERS AND CONSOLIDATIONS

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51.	DISCLOSURE

The Directors, officers of the Company or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any Designated Stock Exchange on which the Company’s Shares or ADS may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.